675 Cochrane Drive, WestTower, Suite 630, Markham, Ontario, L3R 0B8, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Funding for US$ 795 Million Kallo project in final
discussions. – Ghana Ministry of Health.

NEW YORK, NY – January 27, 2015 Kallo Inc. (OTC QB: KALO) Kallo Inc. announced today that the office of the Minister of Finance – Ghana has been presented an offer to finance healthcare projects in Ghana valued at Euros 850 million. 250 million euros is to be utilized for a nation-wide malaria vector larviciding program, and the balance 600 million euros is for the Nation wide deployment of Kallo MobileCare, RuralCare and DialysisCare programs from Kallo Inc.

Mr. John Cecil, Chairman and CEO of Kallo Inc. said, "We have been working very diligently and tenaciously over the past several months to bring the deployment of Kallo programs to fruition in Ghana. This development is a major step in bringing us closer to implementation."

Kallo has been working with the Government of Ghana and specifically with the ministry of health since 2012 when the first presentation was made and a MOU signed.

"At the request of the Ministry of Health of Ghana, I will be visiting Accra once again to meet and discuss with the Ministries of Health and finance. I look forward to concluding all discussions and commencing the implementation of Kallo programs." Continued Mr. Cecil.

About Kallo Inc.
Kallo offers a comprehensive healthcare delivery program dedicated to providing the most technologically advanced, innovative healthcare solution that is customized to the requirements of each country, including effective infectious disease management and customized Education and Training programs. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and eHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca

Notice regarding Forward-looking statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes", "expects", "anticipate" or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:        Media Contact:
John Cecil
416 246 9997
http://www.kalloinc.ca//